February  26,  2004

Xtreme  Companies
11782  Western  Ave
Suite  18
Stanton,  CA  90680

Attention:  Kevin  Ryan

Dear  Kevin,

This letter is to confirm the agreement between Roean Industries, Inc. and Xtreme Companies, Inc.

Roean Industries, Inc. has bee contracted by Xtreme Companies, Inc. to develop a "2004 Assistance to Firefighter Grant Assistance Program". The program will be tailored per our letter to Xtreme of 30 January 2004. It is understood that the initial proposal will be modified as agreed upon by the two companies.

The length of the contract will be through the end of April. Roean will be paid $20,000 (in cash or free trading shares) with a $2,500 weekly limit, for its services. Money will be deposited weekly (or daily if preferred) into Roean's Newbridge Securities account (account number to be provided no later than 20 February 2004).

No guarantees are made as the number of departments that will apply for a grant or the number of grants that will be awarded for Xtreme equipment.


/s/  William  Morse                              /s/  Kevin  Ryan
William  Morse                                   Kevin  Ryan
President                                        Xtreme  Companies,  Inc.
Roean  Industries.